SUB-ITEM 77M
Mergers

Nuveen Michigan Quality Income Municipal Fund
33-42082
811-6383




On January 4, 2013 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Michigan Premium Income Municipal Fund, Inc. and
Nuveen Michigan Dividend Advantage Municipal Fund were transferred to the Nuveen Michigan Quality Income Municipal
Fund. The circumstances and details of the reorganization are contained in the DEF N148C filing on August 30, 2012, accession number 0001193125-12-374556, which materials are herein incorporated by reference.